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                                                                   EXHIBIT 12.01

              SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
               Calculation of Ratio of Earnings to Fixed Charges
                                  (Unaudited)


                                                                                        Years Ended December 31,
                                                                       -------------------------------------------------------
Dollars in millions                                                        1998        1997        1996        1995       1994
------------------------------------------------------------------------------------------------------------------------------
Earnings from continuing operations:
  Income (loss) from continuing operations before income taxes
    and cumulative effect of change in accounting principles           $  1,316    $  1,820    $  3,064    $  1,820    $  (173)
  Add fixed charges (see below)                                          11,523      10,626       8,265       8,890      7,204
  Other adjustments                                                           0           0           1           0          0
                                                                       --------    --------    --------    --------    -------
Earnings as defined                                                    $ 12,839    $ 12,446    $ 11,330    $ 10,710    $ 7,031
                                                                       ========    ========    ========    ========    =======

Fixed charges from continuing operations:
  Interest expense                                                     $ 11,466    $ 10,530    $  8,175    $  8,797    $ 7,112
  Other adjustments                                                          57          96          90          93         92
                                                                       --------    --------    --------    --------    -------
Fixed charges from continuing operations as defined                    $ 11,523    $ 10,626    $  8,265    $  8,890    $ 7,204
                                                                       ========    ========    ========    ========    =======

Ratio of earnings to fixed charges                                         1.11        1.17        1.37        1.20       0.98*
                                                                       ========    ========    ========    ========    =======

NOTES:

The ratio of earnings to fixed charges from continuing operations was calculated by dividing the sum of fixed charges into the sum of income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principles and fixed charges. Fixed charges consist of interest expense, including capitalized interest and a portion of rental expense representative of the interest factor.

* For the year ended December 31, 1994, earnings as defined were inadequate to cover fixed charges. The amount by which fixed charges exceeded earnings as defined for the year was $173 million.